Exhibit 99.1

Sino Payments to Provide Service for US and Japan Merchants

HONG KONG, April 9 /PRNewswire-FirstCall/ -- Sino Payments, Inc. (www.sinopayments.com) (OTC Bulletin Board:SNPY.ob - News) a provider of stand alone worldwide ecommerce processing capability today announced that it has submitted the first US ecommerce merchant account application to an existing bank partner.

In addition to providing service to ecommerce merchants in Asia, Europe and now North America, Sino Payments is accepting merchant applications worldwide directly via the Sino Payments website.

We are working with our Acquiring Bank partners and other merchants to pursue setup of both ecommerce and Sino Pay GPP deployment in Japan to provide ecommerce and IP physical store card processing in Japan to Japanese merchants.

Sino Payments' President and CEO Matthew Mecke stated, "Asian physical retailers continue to be a focus for Sino Payments, in addition to these, we see strong potential in services to groups based in Japan, Europe, the US and others in Greater China with regional operations and our merchant book in terms of large volume merchants for future projects as well as the number of existing merchants we have submitted continues to grow."

About Sino Payments, Inc.

Sino Payments is a US public company with offices in Hong Kong.  In addition to providing stand alone worldwide ecommerce processing capability, Sino Payments' proprietary IP transaction processing system (SinoPay GPP) is designed to convert transaction processing systems from old type dial up point of sale systems linked to sophisticated check out terminals to a modern seamless IP transaction process, reducing credit and debit card transaction processing times to between 3-5 seconds at checkout.  Sino Payments focuses on providing IP credit and debit card processing services to large retail chains, including supermarket chains and large regional multinational retailers, in China and throughout Asia.

Forward Looking Statements

Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Sino Payments, Inc. results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Sino Payments, Inc. undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.